Exhibit 99.1

TransDigm Completes Acquisition of Arkwin Industries, Inc.

CLEVELAND, June 5, 2013 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of Arkwin Industries, Inc. (Arkwin or the Company), for approximately $286 million in cash. The acquisition was previously announced on May 15, 2013.

Arkwin, located on Long Island, New York, manufactures proprietary, highly engineered aerospace hydraulic and fuel system components for commercial and military aircraft, helicopters and other specialty applications. The Company had calendar year 2012 revenues of approximately $95 million.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com